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                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT



Industrial Data Systems, Inc.                Incorporated in the State of Texas

IDS Engineering, Inc.                        Incorporated in the State of Texas

Thermaire, Inc. dba Thermal Corp.            Incorporated in the State of Texas

Constant Power Manufacturing, Inc.           Incorporated in the State of Texas

IDS Fabricated Systems, Inc. dba             Incorporated in the State of Texas
Marine and Industrial Fire & Safety and
Marine and Industrial Supply Company
fka MLC Enterprises, Inc.